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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) April 20, 1998


                        PHILIP MORRIS COMPANIES INC.

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           (Exact name of registrant as specified in its charter)


         Virginia             1-8940                  13-3260245
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     (State or other         (Commission             (IRS Employer
      jurisdiction           File Number)          Identification No.)
     of incorporation)


120 Park Avenue, New York, New York                 10017-5592
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  (Address of principal
   executive offices)                               (Zip Code)


Registrant's telephone number, including area code (212) 880-5000
                                                   --------------


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        (Former name or former address, if changed since last report)


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Item 5.  Other Events.

     On April 20, 1998, Philip Morris Companies Inc. mailed to its stockholders the following letter:


                                    "PHILIP MORRIS
                                    COMPANIES INC.
                      120 PARK AVENUE - NEW YORK, NY 10017-5592


   GEOFFREY C. BIBLE
     CHAIRMAN AND
CHIEF EXECUTIVE OFFICER


                                        April 20, 1998

Dear Stockholder:

          I am writing to you to address recent developments concerning the federal legislation needed to implement the settlement that the tobacco industry reached on June 20, 1997.

          Last April, we sat down with State Attorneys General, class action plaintiffs' lawyers and public health representatives in an effort to resolve the numerous issues that have arisen concerning tobacco use in the United States. At that time, we faced significant litigation and regulatory risks to our domestic tobacco business, including a large and growing number of health-care cost recovery actions brought by various State Attorneys General; numerous class and individual smoking and health actions; and assertion of regulatory authority by the Food & Drug Administration under a statute that, if determined by the courts to be applicable to tobacco products, could permit the FDA to alter those products radically or to ban them outright. We did not believe that endless litigation was in the long-term best interests of our stockholders, employees, customers, consumers, and suppliers.

          We believed that, if we could achieve a comprehensive settlement of all of these issues on terms that would give us predictability in our continuing business operations, it would be a better alternative for everyone. After eleven weeks of difficult, good-faith negotiations, we reached such an agreement: one that was very hard on the tobacco industry, but that would have permitted the 50 million adult Americans who choose to smoke to continue to do so without the endless debate and recrimination that have surrounded tobacco for decades. Some of the agreement's terms were a bitter pill for us. They would have involved our voluntary waiver of certain constitutional rights (including our rights to conduct much of our advertising and marketing), and would have had a material adverse effect on the financial performance of our domestic tobacco business. Nevertheless, they would have provided us with a predictable business environment. The agreement would have required the industry to make very large payments -- in perpetuity: $368.5 billion over the first 25 years alone, subject to adjustment to reflect inflation and volume reductions. Comprehensive, sensible FDA regulation would have been specifically defined. And the settlement would have resolved the State Attorneys General lawsuits, placed limitations on our civil liability going forward, and avoided the possibility of FDA prohibition of tobacco sales to adults.

          While we were under no illusions that this settlement, which required legislative implementation, would be adopted word for word by the Congress, we had good reason to expect that it would not be totally rewritten in every material respect. The Clinton Administration closely

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monitored the negotiations leading up to the June 20th settlement.  It suggested, and the parties accepted, resolutions of several of the most sensitive issues, such as the amount of industry monetary payments and the basis on which it would be appropriate to bar punitive damages claims based on past conduct.

          Unfortunately, it has now become clear that the process has become wholly politicized. Some political leaders have been more concerned with appearing to be "tough" on tobacco than with the practical policy implications of legislative proposals. Few involved in the political process have been willing to say "no" in any way to so-called public health advocates who seek nothing less than the bankrupting of the tobacco industry and the early or eventual Prohibition of tobacco products.

          The Bill sponsored recently by Senator John McCain and approved 19-1 by the Senate Commerce Committee is the product of this "process." Although critical aspects of the legislation's plan would require the industry's consent, the industry was excluded from discussion both with the Administration about its monetary demands and with Senator McCain and his staff about the drafting of the Bill. The Bill substantially changes the June 20th settlement in almost every material respect. In fact, although the Bill calls for the tobacco industry to participate, to waive its constitutional rights, and to pay well over half a trillion dollars in the first 25 years, it does not provide the industry with predictability or any other meaningful benefit. In short, it is not a "settlement" at all, and thus is not something in which we can participate.

          The price terms of the Bill are totally unreasonable. The nominal 25-year total has been increased to well over one-half a trillion dollars. But this is only part of the story. Among other things:

- Whereas the annual payments under the June 20th settlement were all to be adjustable for actual declines in sales volumes, the first six annual payments under the Bill -- totaling over $115 billion -- are fixed without regard to actual level of sales. No matter how much sales volume declines, and even if the FDA bans or radically alters tobacco products during this period, the industry still would have to pay this huge fixed sum.

- The ostensible "$1.10 per pack" charge portrayed by the Bill's supporters as being the price of the Bill's payments is simply wrong and misleading. Taking into account realistic estimates of the volume declines that would likely occur (even in the absence of FDA action), the actual amount that the industry would be required to pay would be more on the order of $1.70 per pack or higher. And that is before additional payments of up to $6.5 billion per year for litigation judgments and settlements; uncapped liability for awards of attorneys' fees to plaintiffs' attorneys; and -- after the first three years -- an additional potential $3.5 billion per year in "look-back" penalties (which are now specified to be non-tax-deductible). Under the Bill's provisions, the total cost per pack to be paid by the industry could thus be more than double the advertised "$1.10 per pack."

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-    Further, the increase in retail price to the consumer -- taking into account both required and realistic mark-ups at the distribution and retail level, the effect of state and local sales taxes, and potential increases in excise taxes at the state level -- would be far higher still. Respected Wall Street analysts have recently predicted that in the fifth year the increase in the price of cigarettes at retail would exceed $2.50 per pack -- a predicted increase based on the mandated annual payments alone without taking into account inflation. This regressive tax would be in excess of $1,000 per year for average smokers (the majority of whom earn less than $30,000 annually).

          Beyond assessing these extraordinary monetary payments, the Bill would also destroy any possibility of predictability by leaving in place a system of untrammeled tort litigation. The billions of dollars of required payments do not even necessarily result in settlement of the State Attorneys General suits: the States can opt out with no resulting diminution in the industry payments. The Bill also eliminates virtually all of the civil liability limitations of the June 20th settlement applicable to our tobacco business except for an annual cap on liability. But even this civil liability provision in the Bill is a mirage. The Bill calls for the liability cap to be revoked in response to a variety of developments over which we have no or very little control. To give just one example, the cap may be revoked at the discretion of the Secretary of Health and Human Services if one of the arbitrary targets for reduction in underage smoking is missed by more than 20 percentage points and the Secretary determines that underage use of our domestic subsidiary's brands was "responsible" -- not that we or our subsidiary did anything wrong. Let me emphasize that we are committed to discouraging and preventing underage smoking, but we cannot accept a "settlement" in which our purported "benefit" is forfeited if teenagers don't do what we and society want.

          The Bill exacerbates the issue of FDA-decreed Prohibition. Indeed, it would expressly confer that authority: the FDA would be empowered to decree an outright ban on tobacco products, an outright ban on nicotine, or virtually anything else it wishes to mandate regarding the content of cigarettes that it determines in its discretion to be in the furtherance of "the protection of the public health." The only practical limit on this virtually unrestrained authority is an exception that would permit both houses of Congress to vote down a complete ban on tobacco products or nicotine within two years of the FDA's institution of such a ban. Far from delineating specifically what federal bureaucrats could and could not do, the Bill simply leaves the tobacco industry's continued business operations to the discretion of an unelected federal agency.

          Finally, the Bill purports to introduce prohibitive restrictions and taxes on our international tobacco company's business. These include:

- Global application of the Bill's severe advertising and promotion restrictions -- even if competitors in foreign countries could advertise and promote without restriction -- thereby placing American manufacturers at an extreme competitive disadvantage overseas. These advertising and promotion restrictions would apply not only to tobacco products exported from the U.S., but to products manufactured abroad by our foreign subsidiaries as well.

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-    Global application of the domestic requirement that cigarettes be sold only in black and white packaging (except in "adult only" establishments).

- Effectively requiring U.S. manufacturers to adhere to domestic performance standards mandated by the FDA in their international exports. If the FDA banned or limited nicotine, or limited tar, the ban or limit would also apply to export products -- again without regard to what foreign competitors could sell.

- Imposition of an arbitrary tax of $1.00 per 1,000 cigarettes on all exports and foreign sales. For example, any one of our international company's Italian products manufactured and sold only in Italy would be subject to this tax.

The Bill's international provisions would effectively destroy our international company's ability to compete abroad with foreign manufacturers not subject to these restrictions and required payments.

          We are disappointed that the June 20th agreement apparently cannot, in the present political environment, be enacted. An opportunity for our company and the public has been lost by the failure of the political system to address the issues in a fair and responsible debate. We will, of course, continue to work toward reasonable solutions to the problem of youth smoking. With respect to ongoing litigation, we will continue to act in the best interests of our stockholders and will defend or settle suits as appropriate. We must all recognize, however, that the present legislative and litigation environment is very uncertain and could result in major adverse consequences for our company or require significant changes in its policies and practices.

          Philip Morris will now apply its energies to oppose the McCain Bill because of the devastating impact it would have on our company, our stockholders, our employees, customers, retailers, consumers, suppliers, growers, and others. Were the Bill to be enacted in its present form, we would refuse to sign on to provisions requiring our consent and would challenge the legality of the Bill in the courts. We ask that you, our stockholders, join us in our efforts to defeat this or any other damaging legislation and to help return the debate about tobacco issues to a rational discussion of sensible policy alternatives. If you agree with me that the McCain Bill, or similarly punitive legislation, should be rejected, I urge you to communicate your views to the President, your Senators, and your House Representative. If you would like information as to the address or telephone number of your elected representatives, please call 1-888-609-9300.


                                        Yours sincerely,




                                        /s/ Geoffrey C. Bible
                                        ------------------------------
                                        Geoffrey C. Bible"

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                                  SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


         PHILIP MORRIS COMPANIES INC.

BY       /S/ G. PENN HOLSENBECK
         Vice President, Associate General Counsel and
         Corporate Secretary


DATE     April 20, 1998





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